FRANCHISE AGREEMENT

Table of Contents

1.	RECITALS	4
2.	GRANT OF FRANCHISE	4
3.	FRANCHISE FEE	5
4.	COMPETITIVE PROTECTION	5
5.	MODIFICATION OF CONCEPT, TRADE DRESS AND EQUIPMENT STANDARD	5
6.	COMPANY SERVICES AND ASSISTANCE.	6
7.	FRANCHISEE'S PERFORMANCE	7
8.	ADVERTISING AND PROMOTIONS	11
9.	ROYALTIES	12
10.	TERMS AND RENEWAL	13
11.	USE OF INTELLECTUAL PROPERTY	13
12.	TRANSFERS	16
13.	INTEREST ON DELINQUENT ACCOUNTS	19
14.	RESTAURANTRELOCATION	20
15.	TERMINATION	20
16.	TERMINATION; OTHER REMEDIES	22
17.	LIQUIDATED DAMAGES	24
18.	COVENANTS AGAINST COMPETITION	25
19.	PARTIAL INVALIDITY	25
20.	NOTICES	25
21.	STATUS OF PARTIES	26
22.	BINDING EFFECT	26
23.	LAW GOVERNING; DISPUTE RESOLUTION	26
24.	CONDITION PRECEDENT	27
25.	MISCELLANEOUS.	27
26.	ACKNOWLEDGMENTS	27
27.	LIMITATION OF DAMAGES; ATTORNEY FEES	28
28.	ADVISE OF COUNSEL	28

EXHIBITS:

A.           Description Of Trade Area
B.           Authorization Agreement For Preauthorized Payments
C.           Assignment Of Telephone Number(S)
D.           Guaranty And Acknowledgment
E.           Non-Disclosure and Non-Competition Agreement

RESTAURANT: _______________

FRANCHISE AGREEMENT
DICK’S WINGS EXPRESS

THIS AGREEMENT is entered into by and between American Restaurant Concepts, Inc., a Florida corporation (“Company"), and:  ________________________________ (“Franchisee”) on the ___ day of ___________, 200__.

Glossary of Terms

The following terms are used in this Franchise Agreement (“Agreement”) with the meanings assigned in this Glossary and are incorporated herein by reference.

Accounting Period for collection of money paid to Company means one week, beginning on Sunday and ending on Saturday unless otherwise indicated in writing by Company in the Operations Manual.

Copyrighted Materials includes all versions, variations and adaptations of the following materials in tangible form, either produced by Company or American Restaurant Concepts, Inc. (“ARC”), produced on its behalf as works for hire, or derived from works produced by or on behalf of Company and/or ARC: (i) all manuals used in a restaurant's development, operation and marketing activities, including but not limited to the Operations Manual, (ii) training materials (including printed, audio, video or electronic materials), (iii) restaurant plans and specifications that are works for hire, (iv) menu board designs and graphics, (v) product identification posters and photographs, (vi) advertising and marketing materials, (vii) labels, forms and reports provided by Company, (viii) any computer software developed by Company or as works for hire for use in the operation of restaurants, and (ix) any other materials protected by copyright law or marked or identified by Company and/or ARC as protected by copyright.

DW Product Line. “DW Product Line” is defined as all products to be supplied by Company, or its affiliates or suppliers, for use by franchisee in conjunction with the operation of Dick’s Wings, which products include: 1) all food product mixes, ingredients, and spices and all prepackaged food and/or condiment items which are unique to the restaurant; 2) all wearing apparel including, without limitation, all clothing, jewelry, jackets, hats, T-shirts, sweat shirts, shorts, pins, watches, sunglasses, backpacks, key chains and all similar items that advertise or promote, or constitute merchandise for sale by, at, or from any restaurant, catalog or Internet site; 3) all napkins, cups, glasses, dishware, and all similar items and supplies that advertise or promote Dick’s Wings, or its affiliates; and, 4) all décor packages, advertising materials including, without limitation, all display materials, all temporary signage designed for special promotions, all food wrappings, food and other containers, and all other materials utilized in advertising and/or merchandising Dick’s Wings.

Dick’s Wings means Dick’s Wings Express and/or Dick’s Wings & Grill.

Dick’s Wings Express means Dick’s Wings Express, only.

Dick’s Wings & Grill means Dick’s Wings & Grill, only.

Effective Date means the date set forth at the beginning of the Agreement.

EFT means Electronic Funds Transfer.

Franchisee includes Franchisee’s stockholders, officers, directors, partners, beneficial owners, joint venture participants, representatives, agents, heirs, successors and assigns from any and all manners or any family members of same.

Gross Revenues is defined as the total of all sales of food, beverages and tangible personal property of every kind sold by the Franchisee at, in, upon or from or through the restaurant; all amounts which shall be received as compensation for any service rendered therefrom, and receipts of the Franchisee from all coin and card operated devices, including without limitation musical devices, amusement devices, vending machines and the like, and regardless of whether such sale is conducted in compliance with or in violation of the terms of this Agreement, or whether such sale is at the site or off-site, but exclusive of discounts, sales taxes or other similar taxes and credits. Gross Revenues shall also include the fair market value of any services or products received by Franchisee in barter or exchange for its services and products.

Effective: January 1, 2009

Hospitality Center means a hotel, lodge, country club, social club, resort, casino, theater or similar facility that provides recreation, entertainment or lodging either to the general public or to private members.

Information Systems means electronic systems an operator uses to collect, compute, store and report a restaurant’s Gross Revenues other financial data and operating information, such as cash registers, computers, peripheral equipment and related software programs.

Institution means a hospital, airport, public or private school, university or college campus, airport terminal, convention center, exhibition hall, amusement park, fair ground, sports arena, military base, state or national park, or other facility in which Special Outlets are frequently located.

Operations Manual and/or The Manual disclose the principle elements of Dick’s Wings System, and its contents are and shall remain Company’s (including its affiliates) exclusive property.

Reasonable Business Judgment means that Company’s determination shall prevail even in cases where other alternatives are also reasonable so long as Company is intending to benefit or is acting in a way that could benefit the Dick’s Wings System by enhancing the value of the trademarks, increasing customer satisfaction, or minimizing possible customer brand or location confusion.  Company shall not be required to consider Franchisee’s particular economic or other circumstances when exercising their Reasonable Business Judgment.  At no time is Franchisee or any third party (including, but not limited to any third party acting as a trier of fact) entitled to substitute its judgment for a judgment which has been made by or on behalf of Company and that meets the definition of Reasonable Business Judgment in recognition of the fact that the long-term goals of a franchised system, and the long-term interests of Company, its Affiliates and Subsidiaries, the Dick’s Wings system and all franchisees taken together, require that Company have the latitude to exercise Reasonable Business Judgment.

Restaurant or Store means a retail establishment at a fixed (permanent) location outside a mall, institution or hospitality center that operates on a year-round basis under the Dick’s Wings Express trade name and Dick’s Wings system. The term does not include any type of special outlet.

Special Outlet includes grocery stores, convenience stores, department stores, channels of distribution other than a traditional restaurant settings, wholesale, a temporary or seasonal booth, a kiosk, a satellite unit, an express unit, a mini-store, or similar installation, no matter how denominated, by internet sales and/or by catalogue sales anywhere worldwide, including within the exclusive territory granted in this Franchise Agreement.

System means the compilation of operating procedures, marketing concepts and management techniques that Company has developed or adopted to govern the operation of restaurants.

Trade Area means the geographical area designated by the Company surrounding the restaurant, in which Company will not place another franchised or company restaurant.

Trademarks, Names or Marks refers to and includes (i) the Dick’s Wings service mark and logo, (ii) the Dick’s Wings trade name, (iii) the elements and components of a restaurant's trade dress, and (iv) any and all additional or different trade names, trademarks, service marks, logos and slogans that Company adopts to identify the Dick’s Wings franchise system and the products and services restaurants offer. It includes the “Dick’s Wings” name, logo, trade names, service marks, logotypes, insignias, trade dress and designs which Company may from time to time authorize or direct Franchisee to use in connection with the restaurant. For the purposes of this agreement, trademarks include that now in use or placed in use in the future.

Trade Dress means decorative, non-functional components of a restaurant that provide the establishment a distinctive, memorable appearance.

Trade Secrets means the components of the Dick’s Wings system, the contents of the Operations Manual and of all employee training materials and computer programs developed by Company or in accordance with its specifications, and any other confidential information that Company imparts to Franchisee with respect to a restaurant's operation or management, whether through the Operations Manual or otherwise.

Effective: January 1, 2009

1.           Recitals.

Company has developed a system to guide and govern the operation of restaurants that operate under the Dick’s Wings tradename and has developed a racing theme concept. Company franchises the operation of restaurants. The parties are now ready to embark on a franchise relationship and have entered into this Agreement to evidence the terms and conditions of their relationship.

Company agrees to use reasonable business judgment in the exercise of its rights, obligations and discretion under this Agreement except where otherwise indicated in this Agreement.

2.           Grant of Franchise.

(a) Subject to the terms, conditions and limitations of this Agreement, Company grants Franchisee a franchise to operate a Dick’s Wings at the  location and under the format set forth in Addendum A.  Franchise agrees to operate the location under the format listed only. Franchisee may not change the format without the consent of Company.  Franchisee's use of any of the trademarks or any element of the system in the operation of a business at any other location without Company's express written authorization will constitute willful infringement of Company's rights in the trademarks and/or system.

(b) The franchise includes the following rights and licenses:

(1) Authorization to operate the restaurant under the Dick’s Wings trade name, in association with the Dick’s Wings service mark and in accordance with the System;

(2) Authorization to install the Trade Dress and exterior and interior signs bearing the Dick’s Wings name and logo at the restaurant;

(3) Authorization to use the Marks to identify, advertise and promote the DW Product Line and services.

(c) Franchisee shall acquire no rights or authority under this Agreement or as an element of the franchise and Company (and our affiliates) retain the right in our sole discretion to:

(1) To sell to any wholesale or retail customer the ingredients (including Company's proprietary sauces and seasonings) from which any menu item is made of or with which any menu item is prepared;
(2) To sell Dick’s Wings brand food, memorabilia or other merchandise from catalogues, internet website or a special outlet without Company’s express prior permission;
(3)  To solicit prospective Franchisees and grant other persons Franchises, or other rights to operate Dick’s Wings Restaurant through national or regional advertising, trade shows or conventions, or using or through the Internet, Intranet or other forms of e-commerce or through similar means;
(4)  To own and operate Dick’s Wings Restaurants ourselves or through affiliates anywhere, except your Trade Area;
(5)  To sell, solicit, recruit and provide services for Dick’s Wings Restaurants or any franchised business not defined as a Dick’s Wings Restaurant in this Agreement;
(6)  To sell, and provide the services authorized for sale by, Dick’s Wings Restaurants under the Marks or other trade names, trademarks, service marks and commercial symbols through similar or dissimilar channels (like telephone, mail order, kiosk, co-branded sites and sites located within other retail businesses, stadiums, Intranet, Internet, web sites, wireless, email or other forms of e-commerce) for distribution within and outside of your Trade Area and pursuant to such terms and conditions as we consider appropriate;
(7)  To solicit prospective franchisees for, and own and operate, businesses and restaurants of any other kind or nature, anywhere.

Effective: January 1, 2009

3.  Franchise Fee.

In consideration of Company’s granting the franchise, Franchisee must pay Company a $30,000 franchise fee for a Dick’s Wings Express or for a Dick’s Wings & Grill. The total franchise fee will be deemed fully earned and non-refundable.

4. Competitive Protection.

(a) Company does not grant exclusive territories, but does provide its franchisees protection against some forms of competition inside a geographic trade area. The Trade Area as set forth in Addendum A which may include a highlighted area map attached to Addendum A. Franchisee will enjoy competitive protection in the Trade Area to the extent the following paragraphs of this Section 4 expressly provide. Franchisee will have no protection against competition from restaurants, special outlets or other establishments located anywhere outside the trade area's physical boundaries, even if these establishments market their products and services in, or draw customers from the trade area.

(b) Company will not open or authorize anyone except Franchisee to operate a restaurant in the Trade Area. This protection will not apply to, and Franchisee will have no competitive protection from, special outlets that Company, another franchisee or a licensee operates, permanently, temporarily or seasonally, in a mall, institution or hospitality center located in the trade area.  Company further retains the right to and Franchisee will have no competitive protection from, the sale of Company’s sauces to retail establishments within the trade area by Company, including but not limited to grocery stores and specialty food stores.

(c) The competitive protection will not, to any extent, prohibit or restrict Company or its affiliates from engaging in the distribution of proprietary sauces and seasonings, shirts, hats and other memorabilia, and other products and merchandise, whether or not identified by or associated with the Dick’s Wings trademarks, to or through commercial establishments that are not affiliated with Company or associated with the Dick’s Wings franchise system, including (for example) but not limited to, department stores, supermarkets and convenience stores. Company and its affiliates may exercise their distribution rights, both inside and outside the trade area, without infringing Franchisee's competitive protection rights.

(d) The competitive protection will not prohibit or restrict Company or its affiliates from selling proprietary products, Dick’s Wings memorabilia and other merchandise to customers inside the trade area through catalogues, telemarketing campaigns, an internet website and other direct-order techniques. Company and its affiliates may distribute catalogues and similar sales solicitation materials in the trade area, broadcast television and radio commercials for direct order merchandise into the trade area, initiate telephone contact with and accept telephone orders from residents of the trade area, and fill customer orders for direct merchandise in the trade area, without in any such case infringing Franchisee's competitive protection rights.

(e) Franchisee acknowledges and agrees that Company has no express obligation or implied duty to insulate or protect Franchisee's revenues from erosion as the result of the restaurant's competing with other restaurants or with special outlets located outside the trade area; with special outlets located inside the trade area as permitted in Section 4(b); with other establishments that sell chicken wings and other menu items under trade names other than Dick’s Wings or as a result of Company's competing with the restaurant in the ways and to the extent this Section 4 provides or contemplates. Franchisee expressly waives and relinquishes any right to assert any claim against Company based on the existence, actual or arguable, of any such obligation or duty.

5.           Modification of Concept, Trade Dress and Equipment Standards.

(a) Company reserves the right to modify the restaurant concept, DW product line, trade dress and equipment package from time to time for a variety of reasons. These reasons include, but are not limited to, the need (i) to respond to changes in consumer expectations and buying trends, (ii) to seize efficiencies made possible by growth of the Dick’s Wings, (iii) to implement efficiencies made possible by technological advances or as a result of Company's research and development activities, (iv) to implement co-branding alliances with other companies, and (v) to meet competition.

Company reserves the right (1) to add new and different menu items to the list of authorized restaurant merchandise, (2) to withdraw menu items from the list of authorized restaurant merchandise, or to change their names, recipes and image, (3) to change the trade dress, equipment and fixtures standards for restaurants, (4) to add or change the standards for customer services (such as catering and delivery service),  (5) to abandon the use of equipment, fixtures and merchandising displays for any menu item that Company withdraws from the list of authorized restaurant merchandise, and (6) to require the use of new or different electronic data processing and communications equipment and facilities.

Effective: January 1, 2009

(b) If the addition of a menu item or product to the authorized merchandise list would not require the installation of new fixtures or equipment (other than items Company classifies as smallwares), Company may instruct Franchisees to begin offering the new menu item as of a date specified in the notification which, may or may not be, a supplement to the Operations Manual. Similarly, if the deletion of a menu item or product from the authorized restaurant merchandise list would not require the removal of fixtures or equipment (other than items Company classifies as smallwares), Company may direct franchisees to cease offering the product as of a date specified in the notification which, may or may not be, a supplement to the Operations Manual.

(c) If Company abandons or adopts changes in the System that necessitates the addition or removal of furniture, fixtures, equipment, signs or trade dress items, Company may instruct Franchisees to adapt their restaurants to the concept change through a supplement to the Operations Manual. Company, in consultation with Franchisee, will establish a schedule for Franchisee to implement the concept change based on the age of the unit and the amount Franchisee has spent in recent periods to refurbish and upgrade the restaurant. Franchisee will remove from the restaurant any item Company designates as obsolete and will purchase and install any different or additional items Company specifies as meeting its new standards, all in accordance with the schedule Company establishes for Franchisee's restaurant.

(d) Company requires that all restaurants install and maintain a computer-based information system that permits faster and more accurate communication between Company and Franchisees. The information system may involve or include an intranet network that Company designs and administers for the Dick’s Wings. Franchisee acknowledges that this Section obligates Franchisee to install the type and capacity of computer, modem and peripheral equipment Company designates and to participate in the information system in accordance with standards, protocols and procedures Company includes in the Operations Manual.

(e) If the Company allows the restaurant to participate in any new product test, Franchisee will participate in the test in accordance with Company’s standards and specifications and will discontinue offering any product that Company decides not to add permanently to the authorized restaurant merchandise list.

(f)  If Franchisee develops or suggests an innovation or improvement that Company decides to incorporate into the Dick’s Wings System, either temporarily or permanently, Franchisee will assign ownership of the innovation or improvement to Company without compensation. The sole consideration for the assignment will be Company's giving Franchisee recognition and credit for the innovation or improvement in announcing it to members of the Dick’s Wings.

6.           Company Services and Assistance.

(a) Development Stage Assistance. So long is Franchisee is in good standing, Company will provide the following services and assistance to Franchisee before Franchisee opens the restaurant.

(1) Company will assist Franchisee in building out and equipping a restaurant. This assistance includes specifications for the fixtures and equipment Franchisee must install in the restaurant.

(2) Company will furnish Franchisee lists of the inventory, supplies, paper goods and smallwares needed to stock and operate a restaurant, together with the names of any suppliers Company has designated or approved, including Company and its affiliates. These lists include the quality and grade specifications that Company has adopted for poultry,  logo-printed paper goods and other ingredients and supplies Franchisee will need.

(3) Company will provide a training program at a location determined by Company. This location is usually in Jacksonville, Florida. If this Agreement relates to Franchisee's first restaurant, Company will provide training without tuition charge for Franchisee and the general manager (or for Franchisee and one other individual if Franchisee will act as the general manager). Subject to availability of pupil space and to payment of a reasonable tuition charge, Franchisee may re-enroll or enroll others in the training program from time to time for initial or refresher training. In all cases, Franchisee must pay the travel, lodging and incidental expenses that Franchisee, the general manager and Franchisee's other designated trainees incur to attend the training program.

Effective: January 1, 2009

(4) When Franchisees arrives for training, Company will loan Franchisee one set of the Operations Manual.

(5) Company will help Franchisee lay out a plan for the restaurant's kitchen and storage areas and will help Franchisee locate and inspect equipment for the restaurant.

(6) Company will assist Franchisee in purchasing, or loan (at Company’s option) to Franchisee an authorized restaurant interior decor package, including wall hangings, racing memorabilia and other trade dress items. Franchisee must properly display the interior décor package at all time.  Should the Company chose to loan the décor package to Franchisee, Franchisee must adequately insure the items at a collector’s value.

(b) Operational Assistance. So long as Franchisee is in good standing, Company will provide the following services and assistance to Franchisee after the restaurant opens.

(1)  Unless Franchisee is already a Franchisee, Company will send training personnel to the restaurant for at least two days prior to the restaurant opening and at least four days during the period the restaurant first opens for verify that Franchisee is operating the restaurant in accordance with the Operations Manual.

(2)  Company will advise and assist Franchisee in planning publicity and promotions for the restaurant’s opening.

(3)  Company will make its staff accessible to the general manager for consultation by telephone, fax and written communication (and by email after Company implements an internet network). Company will occasionally visit the restaurant to conduct quality, service and cleanliness (“QSC”) inspections.

(4) Company will arrange for the production and distribution of the DW product line and certain other menu items which Company deems appropriate for the restaurant. Company will arrange for these items to be produced in quantities sufficient to satisfy the restaurant's reasonable needs. Company will be relieved of any obligations to Franchisee under this Section 6(b)(4) if Franchisee fails to maintain a satisfactory payment history with the distributor from which Franchisee purchases inventory, or if Franchisee becomes significantly or habitually late in paying royalties or marketing fees on time.

(5) Company will loan Franchisee additions and supplements to the Operations Manual as they become available, and will disclose to Franchisee additional trade secrets, if any, Company develops that relate to the operation of restaurants.

(6) So long as Franchisee complies with Franchisee's financial, operational and reporting obligations under this Agreement, Company will invite Franchisee to attend (at Franchisee's expense) all conventions, seminars and other franchise-oriented functions Company from time to time plans and sponsors.

(7) Company will permit Franchisee to purchase equipment and inventory from or through any distribution network Company establishes.

7.           Franchisee's Performance.

(a) Pre-construction Procedures.

(1) Within 30 days after the effective date, Franchisee must locate and furnish Company the name of an experienced general contractor who has built at least two restaurants that engage primarily in frying operations. The contractor must furnish Company’s statement of the contractor's qualifications, including at least five client references, and a copy of the construction contract the contractor proposes to sign with Franchisee. Company will have ten (10) calendar days after it receives these documents to advise Franchisee of any reservations that Company has about the contractor's reputation or ability. If Franchisee decides not to hire a particular contractor, Franchisee will have an additional fifteen (15) days to locate another general contractor and to submit the new candidate's qualifications to Company for its review.

Effective: January 1, 2009

(2) Within fifteen (15) days after Franchisee selects a general contractor, Franchisee must submit for Company approval a complete set of construction documents for the restaurant, including mechanical, electrical and plumbing specifications. Franchisee must develop the documents in cooperation with the general contractor, and must base them on the standards and information Company provides, including the kitchen/storage area lay-out Company suggests and Company's required trade dress package. The documents will be subject to Company's review and approval. Franchisee agrees to deter signing contracts for the restaurant’s construction, equipment, fixtures or signage until Franchisee has received Company's written approval of Franchisee's final construction documents.

(b) Construction and Operations. In connection with the construction and operation of the restaurant, Franchisee agrees to fulfill the requirements, to perform the obligations and to observe the restrictions stated in this Section 7(b).

(1) Franchisee will construct, finish out, equip, furnish and decorate the restaurant in compliance with Company's equipment, trade dress, information systems and signage specifications and the construction documents Company approves in accordance with Section 7(a). After the restaurant opens, Franchisee will not alter its furniture, fixtures, equipment, signs or trade dress in any fashion without Company's express prior permission.

(2) Franchisee will affix to an exterior window or display prominently on an interior wall of the restaurant a decal or placard containing the following statement: "An Independently Owned and Operated Franchise” and never make a statement or representation to any person that is contrary to or inconsistent with this Agreement.

(3) Franchisee will attend and send the general manager to the Company’s training program. Franchisee and the general manager must both complete Company's training program with a passing grade before the restaurant may open for business.

(4) As soon as Franchisee obtains a telephone number for the restaurant, Franchisee will sign and deliver to Company an Assignment of Telephone Number(s) for the number in the form attached as an exhibit to this Agreement. If the restaurant's telephone number changes during the franchise's term, or if Franchisee adds additional lines for delivery service, a modem or other purposes, Franchisee will promptly sign and deliver to Company a new Assignment of Telephone Number(s) for the new or additional number(s).

(5) Franchisee will open the restaurant for business by the scheduled opening date and will operate it continuously throughout the entire term of the franchise solely under the trademarks and system required by Company. If the restaurant's completion is interrupted by a natural disaster, hurricane, fire or other casualty,  labor dispute, materials shortage or similar event over which Franchisee lacks control, the scheduled opening date will be extended for the time reasonably necessary to remedy the effects of the occurrence.

(6) Franchisee will (i) comply with and adhere to the policies and procedures set forth in the Operations Manual, as revised and supplemented from time to time, (ii) follow Company procedures in the storage, preparation, presentation and dispensing of DW product line and authorized menu items, (iii) purchase and use fresh, processed and prepackaged ingredients that satisfy or exceed the minimum grade or quality standards Company from time to time specifies; (iv) purchase from Company and exclusively use Dick’s Wing’s  brand sauces, seasonings and other proprietary products; and (v) purchase inventory and supplies only from suppliers or distributors  Company designates or approves from time to time.

(7) Franchisee will provide appropriate training and supervision for all personnel employed in the restaurant to maintain standards of prompt and courteous customer service, and instruct all employees of the restaurant in the proper use and display of the trademarks and the confidential handling of the trade secrets and the Operations Manual.

(8) Franchisee will ensure that all the restaurant's employees follow Company's grooming and dress code and wear the Dick’s Wings uniform items developed by Company.

(9) Franchisee will notify Company promptly of any change in the general manager, and send any new general manager to attend and satisfactorily complete Company's training program (unless a new general manager has worked as a managerial level employee of Franchisee's restaurant for at least six months).

(10) Without prior permission of the affected employer, Franchisee will not, directly or through others, contact, solicit or offer any inducements to any employee of Company, a Company affiliate or another Dick’s Wings Franchisee for the purpose of persuading or attempting to persuade the employee to accept employment by Franchisee in any capacity.

Effective: January 1, 2009

(11) Franchisee will offer all foods and beverages included on Company's standard menu, as revised from time to time, and will not offer any foods, beverages or other merchandise that is not included on Company's authorized restaurant merchandise list, as revised from time to time, without Company's prior written consent.

(12) Franchisee will imprint the authorized Dick’s Wings logo on all cups, containers, bags, take out menus and other paper goods used in the restaurant in accordance with instructions contained in the Operations Manual, and will purchase items imprinted with the authorized Dick’s Wings logo only from suppliers or distributors Company designates or approves when made available by Company.

(13) Franchisee will purchase as they become available and display in the restaurant all (i) product identification materials, (ii) point-of-purchase promotional materials, (iii) promotional memorabilia, merchandise and prizes, and (iii) other advertising and marketing materials Company creates or authorizes for use by restaurant operators. Franchisee will purchase these materials from a source that Company designates or approves.

(14) At Company's request, Franchisee will display in a prominent, accessible place a "franchise opportunity" display furnished by Company at its expense for the purpose of increasing public awareness of the availability of Dick’s Wings franchises.

(15) Franchisee will use the marks, the trade secrets, the Operations Manual and other copyrighted materials in strict compliance with this Agreement and in a manner tending to promote the goodwill and public image of the Dick’s Wings system.

(16) Franchisee will follow Company procedures in maintaining and cleaning the restaurant's equipment and fixtures, and will maintain the customer seating, kitchen, storage and restroom areas of the restaurant in a safe and sanitary condition at all times

(17) Franchisee will maintain the physical appearance and integrity of the restaurant in accordance with the repair, refurbishing and remodeling standards stated in the Operations Manual.

(18) Franchisee will permit Company representatives to conduct unannounced QSC inspections of the restaurant at any time during normal business hours. Franchisee must promptly correct any condition noted as "unsatisfactory" or "needs improvement" in a QSC report. A failing score (as defined in the Operations Manual) shall be deemed a material breach and may be deemed a default of the franchise agreement.

(19) Franchisee will maintain restaurant business hours and days of operation appropriate for the market and facility in which the restaurant is located.

(20) Franchisee will adopt and follow Company's fiscal year for accounting purposes, (i) adopt and follow the accounting principles, policies and practices Company prescribes, (iii) acquire, install and use the information systems company specifies from time to time in the Operations Manual, (iv) install and continually maintain a telephone line for the restaurant's modem, and (v) furnish Company the additional telephone numbers as originally assigned and as changed from time to time.

(21) Franchisee will accurately calculate and report Gross Revenues to Company at the times and through the procedures Company from time to time specifies (including electronic means). Franchisee acknowledges that Company may electronically poll the restaurant's information systems to obtain gross revenues data, as well as other financial and operating information. Franchisee agrees to maintain continual data network access to the restaurant's information systems for use by Company.

(22) At Company's request, Franchisee will immediately furnish Company copies of all federal and state income and sales tax returns filed by Franchisee.

Effective: January 1, 2009

(23) Franchisee will permit Company, at any time during the term of the franchise and for three years after it expires or terminates, to conduct a special audit of Franchisee's books and records relating to the restaurant's operation. To assist Company in planning and conducting its audit program, Franchisee expressly authorizes Company to obtain from any vendor with which Franchisee does business copies of invoices and other sales data related to Franchisee's account with the vendor. If an audit establishes that Franchisee's royalty reports, advertising fee reports or profit and loss statements have understated gross revenues for any fiscal year by more than 3%, Franchisee shall pay the audit's cost, including the travel, fees, wages, lodging and meal expenses of the persons who conduct the audit. Otherwise, Company will bear the audit's entire cost. Franchisee shall promptly pay Company any royalty and marketing fee deficiencies established by an audit, together with interest. Franchisee must also pay interest on past-due amounts and a $500 administrative fee.  Interest shall be 1.5% per month or the maximum permitted by law.

(24) Franchisee will maintain complete and accurate books and records relating to the operation of the restaurant, permit Company representatives to inspect such books and records at reasonable times and, within 45 days after the end of each fiscal year of the restaurant, submit to Company a balance sheet, income statement and statement of cash flow for the year then ended. These financial statements shall disclose separately the items specified by Company on forms it provides, and shall be prepared in accordance with the accounting principles and practices Company prescribes. If Franchisee is at any time required to furnish any lender, lessor, government agency or other person audited financial statements with respect to the restaurant, Franchisee shall concurrently furnish Company a copy of such audited financial statements.

(25)           Insurance.

(i) Franchisee will carry continuously during the term of the Agreement insurance of the types (including worker's compensation and various special liability coverage), in the amounts and with the coverage the Operations Manual specifies from time to time. Until the Operations Manual specifies otherwise, Franchisee will carry general liability insurance with policy limits of $1,000,000 per occurrence and $2,000,000 aggregate, and with umbrella coverage of $2,000,000; worker’s compensation insurance, dram shop insurance and automobile insurance if automobiles are assets of Franchisee. Each policy must (1) be obtained from an insurance carrier that has and maintains a best's insurance reports rating of A, Class VIII, or better; (2) name Company as an additional insured and afford separate coverage to each named insured; (3) provide for a deductible of not more than $500 per occurrence; (4) contain no provision that limits or reduces Franchisee's coverage on account of a claim against Franchisee by Company; and (5) provide for not less than 30 days' prior notice to Company of cancellation or non-renewal.

(ii)           Franchisee shall furnish Company certificates of insurance to prove that such insurance coverage is in effect, both prior to the opening of the restaurant and within 10 days after each policy renewal date. If Franchisee fails to maintain the required insurance, Company may obtain coverage on Franchisee's behalf and charge the cost to Franchisee. Franchisee agrees to reimburse Company for the premium costs it incurs to provide such coverage, plus interest and its expenses, within ten days after Company submits a statement for its costs. Nothing in the section may be construed as requiring Company to furnish the insurance for Franchisee.

(26)           Indemnity.  Franchisee will indemnify, hold harmless and timely defend Company, Company's affiliates and their respective officers, directors, shareholders, employees, agents, successors and assigns (collectively, "Indemnified Parties") from and against any and all claims, demands, legal proceedings, administrative inquiries, investigations and proceedings, damages, losses, judgments, settlements, fines, penalties, remedial actions, costs and expenses (including attorneys' fees) asserted against, incurred or sustained by any indemnified party, whether or not separately insured, that arise out of or are attributable to, in any way, this Agreement or Franchisee's operation of the restaurant.  Company may elect (but under no circumstance will be obligated) to undertake or assume the defense of any such claim, demand, inquiry, investigation or proceeding (an “Indemnified Matter"), and to conduct and supervise all settlement negotiations related to any indemnified matter. Company will pay the legal fees and other expenses it incurs in connection with the investigation, defense and settlement of any indemnified matter it undertakes to defend or assumes. If a proposed settlement of any indemnified matter will result in an admission of liability or financial contribution by Franchisee, Company will not settle the indemnified matter without Franchisee's participation and concurrence. Otherwise, Company's election to undertake or assume the defense or settlement of an indemnified matter will, in no way or circumstance, extinguish or diminish Franchisee's obligation to indemnify and hold the indemnified parties harmless.

(27) Franchisee will not, without Company's prior written consent, sell any interior or exterior sign bearing or representing any of the trademarks, sell all or substantially all the restaurant's assets, or assign or sublease the restaurant's premises to any person or entity who has not agreed in accordance with this Agreement to continue operating a “Dick’s Wings” restaurant in the premises pursuant to a Dick’s Wings franchise agreement.

Effective: January 1, 2009

8.           Advertising and Promotions.

(a) General. Franchisee shall conduct all local advertising and promotion in accordance with such provisions with respect to format, content and media as are from time to time contained in the Operations Manual. No advertising material may be used by Franchisee without Company’s prior written approval. All advertising and marketing materials bearing the Dick’s Wings logos must be approved by the Company prior to any use.

(b) Local Advertising. Franchisee shall expend not less than two (2%) percent of its gross revenues during each calendar year for local advertising relating to the restaurant.

(c) Co-op Advertising.  Company shall have the right at any time and from time to time to create co-op advertising regions. If and when the Company creates a co-op advertising region for the region in which the restaurant is located, Franchisee shall automatically become a member thereof and participate therein. The size and content of such regions, when and if established by the Company, shall be binding upon Franchisee and all other Franchisees similarly situated. At all meetings of such co-op advertising region, each participating Franchisee, and Company, will be entitled to one (1) vote for each of its restaurants located within such co-op advertising region. Upon the approval of at least a majority of the votes represented by all of the members of the co-op advertising region, the co-op advertising region members may vote to require each member to contribute up to but not greater than two (2%) percent of the gross revenues of all member restaurants in the co-op advertising. Each franchisee, including Franchisee, and Company, must contribute to the co-op advertising region in accordance with the majority vote. Expenditures made by Franchisee pursuant to the co-op advertising region program will be credited against Franchisee’s local advertising requirement described above.

(d) Telephone Numbers, Directory Advertising and Electronic Equipment. Franchisee must, at its sole expense, subscribe for and maintain throughout the term of the Agreement one (1) or more telephone numbers, which must be listed in the white pages and in the yellow pages of the telephone directory or directories servicing Franchisee’s restaurant and any adjacent areas as Company may designate. Yellow pages advertising must be approved by Company. Franchisee shall maintain other telephone lines as might be required under the Operations Manual for the purpose of maintaining such items as fax machines, POS system or internet access, and any necessary electronic equipment as Company may require from time to time for the efficient administration of the System. Such equipment shall be set forth in the Operations Manual and may include, but is not limited to, POS systems, computer equipment, printers, fax machines, cash register systems and calculators. Company has the right to purchase a yellow pages advertisement listing all Dick’s Wings locations in a given yellow pages directory area (“Collective Ad”). If Company places a collective ad, Franchisee shall pay its pro-rata share within fifteen (15) days after receiving an invoice from Company. This fee shall be in addition to any other advertising fees.

(e)  Ad Fund. The Company may initiate an Ad Fund which shall be administratively segregates on its books and records. Franchisee shall contribute one percent (1%) of its gross revenues to the Ad Fund. Ad Fund revenues will be expended for national, regional, or local advertising, public relations or promotional campaigns or programs designed to promote and enhance the image, identity or patronage of Dick’s Wings restaurants. Such expenditures may include, without limitation (i) to create marketing materials relating to the Dick’s Wings franchise system and the products restaurants sell, (ii) to pay for public relations projects intended to enhance the goodwill and public image of the Dick’s Wings system, (iii) to reimburse Company or its affiliates based on reasonable allocations calculated by Company’s management; (a) for salaries and other overhead expenses that are directly related to marketing project, and (b) for part of the cost of establishing and maintaining a Dick’s Wings internet website and (iv) conducting marketing studies, and the production and purchase of advertising art, commercials, musical jingles, print advertisements, restaurant materials, media advertising, outdoor advertising art, vehicle decals, sponsorships and direct mail pamphlets and literature. Company has the right to determine the cost, media, content, format, style, timing, allocation, and all other matters relating to such advertising, public relations, and promotional campaigns. Nothing herein shall be construed as to be required by Company to allocate or expend Ad Fund contributions so as to benefit any particular franchisee or group of franchisees on a pro rata or proportional basis or otherwise. Any additional advertising shall be at the sole cost and expense of Franchisee.  Upon written request, Company shall furnish to Franchisee within one hundred twenty (120) days after the end of each calendar year, a report for the preceding year, prepared and certified correct by an officer of the Company, containing the calculations of the amount which Company actually expended during such calendar year and the amount remaining which shall be carried over for use during the following year(s). If less than the total of all contributions to the Ad Fund is expended during any fiscal year, such excess may be accumulated for use during subsequent years. If Company advances money to the Ad Fund, Company will be entitled to be reimbursed for such advances.  Ad Fund contributions are in addition to local advertising requirements.

Effective: January 1, 2009

(f) Promotional Campaigns. From time to time during the term of the Agreement, Company shall have the right to establish and conduct promotional campaigns on a national or regional basis, which may, by way of illustration and not limitation, promote particular products or marketing themes. Franchisee agrees to participate in such promotional campaigns upon such terms and conditions as Company may establish. Franchisee acknowledges and agrees that such participation may require Franchisee to purchase advertising material, posters, flyers, product displays, and other promotional material. Nothing herein shall be construed to require Franchisee to charge any prices for the goods and services offered at the restaurant other than those determined by Franchisee in its sole and absolute discretion. Should Franchisee refuse to participate in any promotional campaign, Franchise shall remain responsible for the payment of its portion of the campaign.  Expenditures made by Franchisee in promotional campaigns as described in this Section will be credited against Franchisee’s local advertising requirement described above.

(g) Internet Website. Company may establish and maintain an internet website that provides information about the Dick’s Wings system and DW product line. Company will have the right to control the website's design and contents. Company may use part of the marketing fees it collects and part of the Ad Fund revenues to pay or reimburse itself for the costs of maintaining and updating the website. Franchisee may not maintain a website without the written approval of Company.

(h) Grand Opening Fee.  Franchisee agrees to spend $3,000 within thirty days after the opening of the restaurant for advertising to promote the opening of the restaurant.  All grand opening advertising shall be subject to Company’s approval.

9.           Royalties.

(a) In consideration for Franchisee's continuing use of the trademarks and Dick’s Wings system, Franchisee agrees to pay Company continuing royalties equal to six percent (6%) of gross revenues.

(b)  By executing this Agreement, Franchisee authorizes Company to withdraw the royalty fees, co-op advertising fees and Ad Fund contributions due and owing under this Agreement via EFT from Franchisee's bank account(s) on a minimum of a monthly basis, and a maximum of a weekly basis. Additionally, Franchisee authorizes Company to withdraw, every three (3) months, any shortages after a reconciliation of Franchisee’s books and records.  Franchisee authorizes a maximum of one weekly ACH debits via EFT based on Franchisee's gross revenues for the preceding accounting period.  In the event Company has not received the sales report for the preceding accounting period by the proscribed time in the form stipulated by Company, and/or  (iii) by electronic polling, then Company shall be entitled to withdraw by EFT from Franchisee's bank account(s) the appropriate royalty fee, co-op advertising fees and Ad Fund contribution based on an arithmetic average of Franchisee's weekly gross revenues reported to Company over a number of previous accounting periods determined by Company or based on some other reasonable means of estimating Franchisee's gross revenues.

(c)  In the event Franchisee has insufficient funds in the bank account to collect the royalty fees, co-operative advertising fees and Ad Fund contribution due and owing Company under this Agreement, then Franchisee authorizes Company to withdraw moneys via EFT from Franchisees bank accounts on a daily basis until Company has collected all monies owed by Franchisee to Company plus any costs, fees or expenses associated with the additional EFT withdraws. Any money collected shall be applied as follows:  first to any costs, fees or expenses incurred by Company; second to past due balances owed by Franchisee to Company, and third, to current moneys owed by Franchisee to Company

(d) Company has the right to require payment of the royalties, co-op advertising fees, Ad Fund contributions or other sums owed by Franchisee to Company by some other mode of payment, including but not limited to payment by check, money order, certified bank checks and by some alternative mode of delivery, including payment made via the US Mail. Company has the right to change the accounting period and collection of fees from and between monthly, bi-weekly and weekly upon 30 days written notice to the Franchisee.

Effective: January 1, 2009

(e) Franchisee will not be entitled to withhold payment of royalties on account of Company's breach or alleged breach of its obligations under this Agreement.

10.        Terms and Renewal.

(a) The franchise will continue for a primary term of 10 years from and after the effective date, subject to earlier termination.

(b) If, upon the expiration of the 10 year primary term, Franchisee is in full compliance with Franchisee's agreements and obligations under this Agreement, Franchisee shall have the option to renew the franchise for an additional term of 10 years by (1) notifying Company of Franchisee's intention to renew not earlier than 180 days nor later than 90 days before the primary term's scheduled expiration date, (2) signing Company's then current renewal form of Franchise Agreement (which will define Franchisee’s subsequent renewal rights), (3) sign a general release and (4) not later than 30 days before the primary term's scheduled expiration date, completing the remodeling, refurbishing and modernizing of the restaurant's interior and exterior, including its furniture, fixtures, signs, equipment, information systems and trade dress, to conform to the standards Company then stipulates. Franchisee will not be required to pay a renewal fee.

(c) Franchisee's failure or refusal to comply with any of the three conditions to renewal stated in Section 10(b), each of which Franchisee acknowledges being reasonable and material, will be interpreted as a conclusive, irrevocable election on Franchisee's part not to renew the term of the franchise.

(d) The relationship between Company and Franchisee during the renewal period will be governed by the provisions of Company's then current renewal form of Franchise Agreement, including those pertaining to royalties, advertising, competitive protection and concept modifications. Whether or not Franchisee actually signs a then current renewal form of Franchise Agreement, Franchisee will be conclusively presumed to have assented to and to have agreed to be bound by its terms by continuing to operate the restaurant for one day past the primary term's expiration date.

(e) If Franchisee does not qualify to renew, or elects not to renew, the franchise, Company will permit Franchisee to transfer the franchise to a qualified purchaser in accordance with this Agreement. If in the exercise of diligent, good faith efforts by Franchisee, the transfer cannot be completed before the franchise's scheduled expiration date, Company will extend the franchise's term from month-to-month for so long as Company believes that Franchisee is continuing to make a conscientious effort to negotiate and complete a transfer.

(f) If Franchisee does not qualify to renew, or elects not to renew, the franchise and it therefore expires, immediately after expiration, Franchisee must comply with the requirements of Section 16, and Company will have the rights and remedies provided in Sections 16.

11.        Use of Intellectual Property.

 (a) Trademarks and Copyrighted Materials.  Franchisee acknowledges that Company is authorized by law to prevent the unauthorized use of the trademarks, to control the quality of goods and services associated with the trademarks, and to control the copying and distribution of the copyrighted materials. Recognizing the importance to Company and other members of the Dick’s Wings franchise system of the protection and preservation of the trademarks and copyrighted materials, Franchisee agrees to perform and abide by the following provisions.

(1) Franchisee acknowledges that Company is the lawful and rightful owner of each and all of the trademarks and the copyrighted materials, that Franchisee's interest in the trademarks and the copyrighted materials is solely that of a licensee, and that all uses of the trademarks and the copyrighted materials by Franchisee will be attributed to Company for purposes of trademark and copyright law. Franchisee unconditionally disclaims any ownership interest in any of the trademarks and the copyrighted materials.

(2) Franchisee shall not use “Dick’s Wings” or any abbreviation, acronym or variation of that word as part of the name of any corporation, limited liability company, partnership or other business entity in which Franchisee owns or holds an interest. However, Franchisee may, if required by law, file an assumed name or fictitious name certificate to the effect that Franchisee is operating the restaurant under a trade name that includes the “Dick’s Wings” service mark.

Effective: January 1, 2009

(3) Franchisee shall not use any of the trademarks or the copyrighted materials in connection with the advertisement, promotion, sale or distribution of any merchandise not listed in Company's authorized restaurant merchandise list, or of any service not customarily offered by restaurants. Specifically, Franchisee shall not use menus, guest checks, carry-out containers, discount coupons, labels or other materials bearing the Dick’s Wings trademark, service mark or logo to advertise, promote, sell or distribute any unapproved merchandise, product or service.

(4) Franchisee shall not copy, distribute or otherwise disseminate any of the copyrighted materials in violation of the restrictions and limitations imposed by this Agreement.

(5) Franchisee shall not use any of the trademarks or the copyrighted materials in connection with the development or operation of any restaurant (except the one covered by this Agreement) until Company and Franchisee have both signed a franchise agreement for the additional restaurant, or of any special outlet until Company has given Franchisee written authorization to install and operate the special outlet.

(6) Franchisee shall (i) adopt and use all additional trade names, trademarks, brand names, copyrighted materials, slogans, commercial symbols and logos Company develops from time to time, (ii) use all the trademarks in the precise form Company prescribes, and (iii) observe reasonable Company directions regarding the use, copying and distribution of the copyrighted materials, the presentation of the trademarks and the manner of the marks' display and use. Franchisee shall promptly abandon and discontinue the use of any trademark or copyrighted materials that Company judges to be obsolete or no longer characteristic of the image that the restaurants should project. Franchisee shall submit to Company all paper goods, advertisements and promotional materials not furnished by Company for its approval prior to use.

(7) Franchisee shall not use any of the trademarks on any goods and/or for any services otherwise than in compliance with specifications Company issues from time to time, and with such other quality control measures that Company may adopt to promote and defend the goodwill associated with the trademarks.

(8) Franchisee shall not knowingly permit, and shall promptly report to Company, any apparently unauthorized use of a trademark and any apparently unauthorized use or copying of any copyrighted materials by any person, or the use by any person of a trade name, trademark, service mark or symbol that might be construed as an infringement of any mark or as unfair competition or passing-off at common law, and shall actively cooperate with the Company in the investigation of infringement claims and in discovery and trial proceedings related to infringement actions. Company reserves the right to make the final determination of infringement or other unlawful use, to conduct all legal proceedings relating to the trademarks and the copyrighted materials, and to compromise or settle all infringement claims.

(9) At no time shall Franchisee make any written or oral admission that a trademark or any of Company's copyrights is in any way invalid or infringes the rights of any person or is open to any other form of attack, but shall promptly notify Company of any allegation of invalidity or infringement of which Franchisee becomes aware. Company intends to defend its rights in the marks and the copyrighted materials vigorously, but does not warrant to Franchisee that Company's ownership of any of them is incontestable or that they do not infringe or conflict with the rights of any third panty.

(10) Upon the expiration or termination of the franchise, Franchisee shall immediately discontinue all further uses of the trademarks and copyrighted materials and shall take appropriate action to remove the marks from the premises in which the restaurant is located, to cancel any advertising relating to Franchisee's use of the trademarks or the copyrighted materials, including yellow pages listings, and to cancel or withdraw any assumed or fictitious name filings covering Franchisee's use of Company's trade name. Franchisee acknowledges and agrees that failure or refusal to comply fully with these requirements will constitute willful trademark and copyright infringement.

(b) The System, Trade Secrets and Operations Manual. Franchisee acknowledges that the system and the trade secrets belong exclusively to Company and that the ideas and information in the operations manual are Company's sole and exclusive property. Franchisee further acknowledges that the unauthorized disclosure or use of any confidential element of the system, any trade secret or any other information the operations manual contains may adversely affect the business, competitive position and goodwill of company and its franchisees. Accordingly, Franchisee agrees to perform and abide by the following provisions and restrictions, each of which shall survive the expiration or termination of this Agreement and shall be perpetually binding upon Franchisee.

Effective: January 1, 2009

(1) Franchisee shall hold the elements of the system, the trade secrets and the contents of the operations manual in strict confidence, shall not disclose any trade secret or any operating or management procedure to any person or business entity other than Franchisee's general manager and bona fide employees of the restaurant to whom such disclosure is necessary in relation to their job duties, and shall instruct and routinely remind Franchisee's employees that the system, the trade secrets and the contents of the operations manual are confidential and may not be disclosed or appropriated. If Franchisee is a corporation, it will not disclose any element of the system, any of the trade secrets or the contents of the operations manual, or make the operations manual available, to any shareholder, director or officer of Franchisee other than its general manager and other senior executive officers, if any, who are actively and regularly involved in the restaurant's management. If Franchisee is a partnership or limited liability company, it will not disclose any element of the system, any of the trade secrets or the contents of the operations manual, or make the operations manual available, to any general or limited partner or to any member of Franchisee other than its general manager and other general partners and equity owners, if any, who are actively and regularly involved in the restaurant's management.

(2) Franchisee shall not use any element of the system, any of the trade secrets or the operating, management or marketing procedures the operations manual contains in connection with the operation of any establishment or enterprise other than the restaurant, and shall promptly discontinue use of the system, the trade secrets and the operating, management and marketing procedures the operations manual contains upon the expiration or termination of the franchise.

(3) Franchisee shall not, without Company’s prior written consent, copy or permit any person to copy or reproduce any part of the operations manual and any other printed, graphic or audio/visual item designated by Company as containing trade secrets or otherwise permit their use or inspection by any person other than Franchisee, the general manager, bona fide employees of the restaurant to whom such disclosure is necessary in relation to their job duties, and authorized Company representatives.

(4) Franchisee acknowledges and agrees that the version of the operations manual on file in Company's offices constitutes the standard, official version for purposes of resolving any question or dispute concerning the operations manual's contents.

(5) Franchisee shall obtain from each of Franchisee's general managers, supervisors and managerial level employees of the restaurant a confidentiality agreement that is valid and enforceable under the laws of the state in which the restaurant operates and that imposes the restrictions and limitations of this Section 11 on each such individual for the longest period applicable law permits. Each confidentiality agreement shall be treated as a third party beneficiary contract, for the benefit of Company, and shall entitle Company to enforce its provisions directly against the signatory general manager, supervisor or manager.  Franchisee hereby assigns to Company all rights which Franchisee may have, but no obligations, to each confidentiality agreement Franchisee enters into with its employees.

(6) Franchisee shall keep the operations manual and any other printed, graphic or audio/visual item designated by Company as containing trade secrets in the restaurant at all times and shall promptly return them to Company upon the expiration or termination of the franchise.

(7) Franchisee expressly acknowledges that all employee training materials (including video cassettes and CD-ROM disks) and all computer programs developed by Company or in accordance with its specifications contain information, embody procedures or facilitate business practices that are proprietary to Company and fall within the parameters of its trade secrets.

(c) Internet Domain Name and Intranet Network.

(1) Franchisee acknowledges that Company is the lawful, rightful and sole owner of any domain name Company may register, and unconditionally disclaims any ownership interest in that phrase or any colorably similar Internet domain name. Franchisee agrees not to register any internet domain name in any class or category that contains the word Dick’s Wings or any abbreviation, acronym or variation of that word.

Effective: January 1, 2009

(2) If and when Company develops an Intranet network through which Company and its franchisees can communicate by email or similar electronic means, Franchisee agrees to use the facilities of the Dick’s Wings intranet in strict compliance with the standards, protocols and restrictions Company includes in the operations manual. Franchisee especially recognizes the crucial importance of not transmitting confidential information, documents or data via the Dick’s Wings Intranet without first encrypting the transmission with the encryption program Company adopts. Franchisee also recognizes the importance of a user's refraining from making derogatory, defamatory or libelous statements in an Intranet transmission.

12.        Transfers.

(a) Limitations on Transfer. Franchisee acknowledges that the integrity of the Dick’s Wings restaurant concept and the stability of the Dick’s Wings restaurant franchise system depend on the business qualifications, financial capabilities, honesty and integrity of Company's franchisees. Franchisee further acknowledges that Company's lack of opportunity to evaluate and approve each potential franchisee's qualifications and the terms of each proposed transfer could irreparably damage the Dick’s Wings franchise system. Consequently, Franchisee agrees not to sell, assign, transfer, give away, pledge, mortgage or otherwise dispose of any interest in the restaurant, the franchise or Franchisee's rights under this Agreement without Company's prior written consent. If Franchisee is a corporation, partnership or limited liability company, any sale, transfer or other disposition of any equity interest in Franchisee (except a limited partnership interest) shall be considered a transfer covered by and subject to the terms and conditions of this Section 12. Any transfer lacking Company's prior written consent or that otherwise violates the restrictions in this Section 12 will be ineffective against Company and will constitute a default under Section 15.

(b) Conditions to Voluntary Transfer of Rights. Franchisee may not assign or transfer the franchise before the restaurant opens for business under any circumstances except those described in Section 12(f). After the restaurant opens, Company's consent to a voluntary disposition of Franchisee's interest in the franchise or under this Agreement will not be unreasonably withheld, provided that:

(1) At the time of transfer, Franchisee is in full compliance with Franchisee's obligations under this Agreement, including payment of all monetary obligations due Company.

(2) The proposed transfer or other disposition involves the complete disposition of the franchise, and Franchisee relinquishes the franchise and related rights under this Agreement in writing.

(3) Franchisee returns the operations manual and all copyrighted materials to Company.

(4) The transferee meets Company's standards for qualifying as a new restaurant Franchisee.

(5) Franchisee furnishes Company a copy of the contract of sale, including price and payment terms, and Company has the right to determine that the transferee will be able to satisfy any debt obligations to Franchisee and still derive a reasonable profit from the restaurant's operation.

(6) The transferee provides Company a forma profit and loss and cash flow projections for the 24 months following the transfer (including provision for principal and interest on any obligations payments to Franchisee). These projections must demonstrate to Company's reasonable satisfaction that the transferee can operate the restaurant without experiencing a loss or negative cash flow. If these projections, as adjusted to take into account factors Company points out, indicate that the transferee may experience a loss or negative cash flow, but Franchisee and the transferee prevail upon Company to approve the transfer anyway, the transferee must waive any claims against Company related to Company's approval of an economically questionable transaction.

(7) The transferee executes then current forms of Franchise Agreement (which will provide for the same royalty and marketing fee rates as those provided in this Agreement and will limit the term of the transferee's franchise to the unexpired term of Franchisee's franchise), Assignment of Telephone Number(s), Authorization Agreement for Preauthorized Payments, and other collateral agreements Company may then require.

(8) The transferee provides Company a waiver and release with respect to liability for any financial data, earnings claims, representations and other information Franchisee or its representatives provided the transferee.

Effective: January 1, 2009

(9) Each general partner or holder of 15% or more of the transferee's equity executes a Guaranty and Acknowledgment (a "Guaranty”) in the form appended to this Agreement.

(10) The transferee and the transferee's general manager satisfactorily complete Company's training program.

(11) The transferee pays Company the sum of $15,000 to cover the cost of the transferee's training and Company's administrative, legal and other expenses in connection with the transfer.

(12)           If Company agrees to release Franchisee or any other person from further liability Agreement or under a Guaranty, Franchisee and each such other person must also give an unconditional, general release of all claims they may have against Company and its affiliates.

(c) Involuntary Transfers. No involuntary transferor partitioning of Franchisee's interest in the franchise or under this Agreement, whether in connection with a bankruptcy, foreclosure, divorce or other proceeding, will be effective against Company unless and until the transferee (1) furnishes Company a signed Guaranty under which the transferee agrees to be jointly and severally liable for the payment of Franchisee's monetary obligations under this Agreement, whether or not such obligations are then delinquent, (2) agrees in writing to be personally bound by the confidentiality provisions and restrictive covenants in this Agreement, and (3) unless the transfer encompasses Franchisee's total interest in the franchise and under this Agreement, irrevocably designates and appoints Franchisee to be the transferee's agent and attorney-in-fact with whom Company may deal for all purposes expressed in or contemplated by this Agreement.

(d) Conditions to Equity Transfer. Company will not permit the transfer of an equity interest in a corporate, partnership or limited liability company franchisee before the restaurant opens for business under any circumstances except those described in Section 12(f). After the restaurant opens, Company's consent to a voluntary or involuntary sale, assignment or transfer of an equity interest in a franchisee that is a corporation, partnership or limited liability company will not be unreasonably withheld, provided that:

(1) At the time of transfer, Franchisee is in full compliance with its obligations under this Agreement, including payment of all monetary obligations due Company.

(2) Each proposed transferee of a general partnership interest in a partnership Franchisee and each proposed transferee of a 15% or greater interest in a corporate or limited liability company Franchisee's equity meets Company's standards for qualifying as a new restaurant Franchisee and delivers a signed Guaranty to Company.

(3) If the transfer involves 50% or more of the equity interest in Franchisee, the transferees comply with Sections 12(b)(5), 12(b)(6), 12(b)(8), 12(b)(9) and 12(b)(10).

(4) If Company agrees to release Franchisee from further liability under this Agreement or its owners from further liability under the Guaranty, Franchisee and each of its owners must also give Company an unconditional general release of all claims they may have against Company and its affiliates and subsidiaries.

(e) Waiver of Interference Claims.  Franchisee acknowledges that Company has legitimate reasons to evaluate the qualifications of potential transferees and to analyze and critique the terms of their purchase contracts with Franchisee. Franchisee also acknowledges that Company's contact with potential transferees for the purpose of protecting its business interests will not constitute improper or unlawful conduct. Franchisee expressly authorizes Company to investigate any potential transferee's qualifications, to analyze and critique the proposed purchase terms with the transferee, and to withhold consent to economically questionable transactions. Franchisee waives any claim that Company’s actions taken in relation to a proposed transfer to protect Company’s business interests constitutes tortuous interference with contractual or business relationships.

(f) Special Transfers.

(1) If Franchisee is an individual or partnership who at any time advises Company that Franchisee wants to assign the franchise to a corporation or limited liability company in which Franchisee will own a 100% voting equity interest (and, in the case of a partnership, with share ownership in the corporation or limited liability company apportioned substantially the same as were the partnership interests), Company will consent to the assignment and waive payment of a transfer fee and its right of first refusal under Section 12(g) upon its receipt of such documentation and information concerning the corporation or limited liability company and its equity owners as Company may reasonably request. The required documentation will include, without limitation, (i) a certified list of the corporation's stockholders or beneficial owners (designating the amount and percentage of stock or units of beneficial ownership each equity owner owns), (ii) a Guaranty signed by each holder of I 5% or more of the corporation's equity, and (iii) an express assumption by the corporation of Franchisee's obligations under this Agreement.

Effective: January 1, 2009

(2) If Franchisee is a corporation, partnership or limited liability company, Company will consent to assignments and transfers of ownership interests among Franchisee's original stockholders, partners or beneficial owners and waive payment of a transfer fee and its right of first refusal under Section 12(g) upon its receipt of such documentation and information concerning the assignment or transfer and the resulting ownership of Franchisee as Company may reasonably request. The required documentation will include, without limitation, a Guaranty signed by each holder of 15% or more of a corporate or limited liability company Franchisee's stock or units of beneficial ownership, or of a general partnership interest in a partnership Franchisee who has not previously signed a Guaranty. If Company agrees to release any retiring stockholder, partner or beneficial owner from further liability under a Guaranty, the retiring stockholder, partner or beneficial owner must also give Company an unconditional, general release of any claims the stockholder, partner or beneficial owner may have against Company.

(3) If Franchisee is an individual, Franchisee may effect a transfer under Section 12(f)(1) and simultaneously or later transfer a cumulative total of not more than 49% of the corporation's capital stock or limited liability company's units of beneficial ownership to any combination of Franchisee's spouse, natural or adopted children or an inter vivos (lifetime) trust created for the benefit of Franchisee's spouse and/or children. Company will consent to the transfer and waive payment of a transfer fee and its right of first refusal under Section 12(f) upon its receipt of such documentation and information concerning the transfer and the resulting ownership of the Franchisee's stock or units of beneficial ownership as Company may reasonably request. The required documentation will include, without limitation, (i) a certified list of the corporation's equity owners (designating the amount and percentage of stock or units of beneficial ownership each equity owner owns), and (ii) a Guaranty signed by each holder of 15% or more of the corporation’s equity who has not previously signed a Guaranty.

(4) If Franchisee is a corporation, partnership or limited liability company, each of Franchisee's equity owners may transfer a cumulative total of not more than 49% of his or her ownership interest in Franchisee to any combination of the person’s spouse, natural or adopted children or an inter vivos trust created for the benefit of the persons spouse and/or children. Company will consent to the transfer and waive payment of a transfer fee and its right of first refusal under Section 12(g) upon its receipt of such documentation and information concerning the transfer and the resulting ownership of Franchisee as Company may reasonably request. The required documentation will include, without limitation, (i) a certified list of the Franchisee's equity owners (designating the amount and percentage of stock, partnership interests or units of beneficial ownership each person owns), and (ii) a Guaranty signed by each holder of 15% or more of Franchisee's equity who has not previously signed a Guaranty.

(g) Right of First Refusal. Notwithstanding Sections 12(b), 12(c) or 12(d), Franchisee may not voluntarily or involuntarily transfer or otherwise dispose of any interest in the franchise or permit the sale, assignment or transfer of a controlling equity interest in Franchisee without first offering in writing to sell the interest to Company upon the terms and conditions, including price and payment terms, that are recited in a bona fide written offer the proposed seller obtains. Franchisee must furnish Company with a copy of the written offer, together with (1) a recent balance sheet of the Restaurant (or of Franchisee if it is a corporation, partnership or limited liability company), (2) copies of Franchisee's building and equipment leases, (3) a schedule of notes and trade accounts then payable by Franchisee, and (4) copies of any other information that Franchisee or the proposed seller furnishes to the offeror. Company shall have 30 days following its receipt of Franchisee's written offer and related information to accept or reject it, and at least 30 additional days to consummate the purchase.

(h) Purchase Upon Franchisee's Death or Disability.

(1) This Section 12(h) applies only if (i) an individual Franchisee, a general partner owning a 50% or greater profits interest in a partnership Franchisee, or a beneficial owner owning 50% or more of the outstanding capital stock or units of beneficial ownership of a corporate or limited liability company Franchisee dies or becomes disabled during the term of the franchise, and (ii) the death or disability results in a change in executive level responsibility for managing the Restaurant.

Effective: January 1, 2009

(2) Curing the first 120 days after the death or disability occurs, Company will evaluate the new management's willingness and ability to operate the Restaurant in compliance with this Agreement. By the end of the 120-day evaluation period, Company will decide whether the new management is qualified to manage the Restaurant and will notify management of its decision. As conditions to continuing the franchise relationship, each new proprietor, general partner or beneficial owner of 15% or more of Franchisee's equity must furnish Company a signed Guaranty, and any deficiency in Franchisee's compliance with the requirements of this Agreement must be cured. Further, Company may require the new management to attend and satisfactorily complete the training program provided under Section 6(a)(3).

(3) If any of the conditions stated in Section 12(h)(2) are not satisfied, or if Company decides that the new management has not adequately demonstrated its business qualifications or commitment to the franchise relationship, the owners of the franchise will have 120 days after delivery of Company's notice to sign a binding contract to sell the franchise to a buyer approved by Company in accordance with, and in a transaction structured to comply with, Section 12(b) or 12(d), whichever is applicable. The proposed sale will be subject to Company's right of first refusal under Section 12(g).

(4) If any of the franchise's owners fail to sign a binding contract of sale before the 120 day selling period expires, or (i) if a contract is signed, but the proposed sale is not concluded within 30 days after Company relinquishes its option under Section 12(g), Company will have an additional option during the next 30 days to purchase the interest in the franchise or in the Franchisee the deceased or disabled person held at the date of death or disability. The purchase price for the interest will be its fair market value, determined through negotiations or by appraisal. Unless otherwise agreed by the parties, the purchase price will be payable in cash at closing. If Company delivers written notice of its intention to exercise the option within the 30-day period, the option will be considered effectively exercised whether or not the purchase is actually consummated within the 30-day period.

(5) If the parties fail to agree on a purchase price for the interest within 21 days after delivery of Company's notice, and Company desires to pursue the sale, the issue will be submitted as promptly as possible to a group of three appraisers who are experienced in valuing similar franchises, one of whom will be selected by Company, another by the decedent's estate, and the third by the first two appraisers. All parties agree to submit to such appraisal proceedings, to be bound by the decision of a majority of the appraisers and to share payment of the appraisers' fees and expenses equally. Nothing in Section 12(h) shall be construed as to impose a duty on Company to purchase the Restaurant from Franchisee, any of the franchise owners or the Franchisee’s estate.

(i) Notations on Certificates. If Franchisee is a corporation, partnership or limited liability company, or if the franchise is transferred to a corporation, partnership or limited liability company, Franchisee agrees to cause each certificate evidencing shares of its capital stock or units of beneficial ownership or the partnership agreement to be imprinted with a conspicuous legend to the affect that ownership interests in Franchisee are subject to the provisions of this Section 12.

(j) Ownership Reports. To assist Company in determining and enforcing its rights under this Section 12, Franchisee agrees to submit to Company on or within 15 days prior to December 21 of each year a written and verified list of the name and address of each person who owns an equity interest in Franchisee, designating the amount and percentage of equity interest each such person owns.

(k) Assignment by Company. Company may assign this Agreement and its rights and obligations as Company of the Dick’s Wings franchise system.  Nothing in this Agreement will be interpreted to place any restrictions on the issuance, sale or transfer of any shares of Company's capital stock.

13.        Interest on Delinquent Accounts. If Franchisee fails to make any royalty, marketing fee, General Marketing Fund contribution or trade account payment to Company within five business days after it is due, the amount payable will bear interest from the date it became due through the date of payment at the lesser of (i) 1.5%, or (ii) the highest lawful rate of interest permitted by applicable Florida and federal law. Nothing in this Agreement shall obligate Franchisee or any guarantor of Franchisee's obligations to pay, or entitle Company to collect interest in excess of the maximum rate applicable law permits. If, for any reason, Company charges or receives interest in excess of the maximum rate permitted by applicable law, the excess shall be applied as a payment against the principal amount of Franchisee's other obligations under this Agreement. If no other obligations are due, Company shall promptly refund the excess payment to the party that paid it.  Franchisee shall be responsible for all costs of collection, including attorney fees.

Effective: January 1, 2009

14.        Restaurant Relocation.

(a) If the lease for the Restaurant expires or is terminated before the end of the franchise's term, Franchisee may move the Restaurant to another location chosen in accordance with the site selection procedure. The new location (i) must be in the original Restaurant's general trade area (as determined by Company in its sole judgment), and (ii) may in no case infringe another Restaurant's protected Trade Area. When Company approves the location for the new Restaurant, Company will prepare a new Exhibit A to this Agreement that describes the new Restaurant’s Trade Area. The new Exhibit A will replace the Exhibit A attached to this Agreement for all purposes of this Agreement, including that of identifying the area in which Franchisee will enjoy competitive protection pursuant to Section 4.

(b) If Franchisee loses possession of the original Restaurant's premises because the lease expired by its terms, or on account of condemnation or eminent domain proceedings, or as the result of a default termination, Franchisee must initiate the relocation procedure in time to lease, build-cut and open the new Restaurant for business within 60 days after the original Restaurant closes. If Franchisee's lease is terminated on account of a fire or other casualty, Franchisee must initiate the relocation within 90 days after the original Restaurant closes.

15.        Termination.

(a) Termination without cause.  Franchisee may not be terminated without cause.

(b) Termination with cause.  The following are Events of Default which Franchisee will have opportunity to cure and the applicable remedy for the Default. Should Franchisee fail to cure within the specified time period, the Franchise will terminate without further notice.

(1) Franchisee fails to fulfill any requirement or to perform any obligation set forth in Section 8 with respect to advertising and promotions (other than a failure to make marketing fee or General Marketing Fund contributions. REMEDY - Franchisee must correct the failure or breach within 30 days after Company gives Franchisee written notice specifying the default.

(2) Franchisee attempts to hire an employee of Company or another franchisee in violation of Section 7(b)(10) fails or refuses to honor a request for indemnification, breaches any covenant or obligation set forth in Sections 11, or otherwise makes any unauthorized use of a Mark, an item of Copyrighted Materials or an element of the System. REMEDY - The breaching party must remedy the breach, honor the request or permanently cease the unauthorized use within 10 days after Company makes written demand upon Franchisee to take specified curative action.

(3) Franchisee asserts a claim to the Dick’s Wings domain name, any Mark, any item of Copyrighted Materials or any element of the System adverse to Company's interests. REMEDY -Franchisee must unconditionally withdraw the claim within 10 days after Company makes written demand that Franchisee do so.

(4) The lease for the Restaurant expires or is terminated and Franchisee fails to relocate the Restaurant in accordance with Section 14. REMEDY - Franchisee must reopen the Restaurant in another approved location within 15 days after Company makes written demand that Franchisee do so.

(5) Franchisee knowingly engages in any activity or business practice that Company reasonably considers detrimental to the goodwill and public image of the Dick’s Wings franchise system. REMEDY - Franchisee must permanently cease the activity or business practice within 10 days after Company makes written demand upon Franchisee to cease any activity specified in the notice.

(6) Franchisee fails to satisfy any judgment against Franchisee within thirty (30) days after the judgment is entered and becomes final.  REMEDY - Franchisee must correct the failure within 30 days after Company gives Franchisee written notice specifying the default.

Effective: January 1, 2009

(7) Franchisee fails to comply with any subsection of Section 7 not listed more fully in this section.  REMEDY - Franchisee must correct the failure or breach within 30 days after Company gives Franchisee written notice specifying the default.

(8) Franchisee commits acts which may or do constitute endangerment of Public Health or Safety but which do not constitute serious bodily injury or death.  REMEDY - Franchisee must correct the problem within 5 days after Company gives Franchisee written notice specifying the default.  If deemed necessary by Company, Franchisee must close the Restaurant until such corrections are made.

(9) Franchisee commits any act under the contract, which is not specifically address, which constitutes a breach of this franchise agreement.  REMEDY - Franchisee must correct the failure or breach within 30 days after Company gives Franchisee written notice specifying the default.

(c) Following are Events of Default that Franchisee can cure only by taking voluntarily remedial action of the indicated character before Company gives Franchisee notice of termination or, with respect to subsection (2) below, a transfer occurs.

(1) Franchisee fails to pay in full when due any royalty, marketing fee payment, General Marketing Fund contribution or any amount payable to Company or its affiliates. ACTION - Franchisee must make payment in full, with interest as provided in Section 13, within 10 days after Company gives Franchisee written notice.

(2) Franchisee or any other person bound under Section 22 either (i) fails to observe or comply with the requirements of Section 12 in connection with any sale, assignment or transfer, or (ii) makes a material representation in any transfer request or document in support of a transfer request. ACTION - Franchisee must correct all elements of non-compliance, including misrepresentations, before the sale, assignment or transfer is completed (including correction of misrepresentations in time for Company to have a reasonable opportunity to consider and act on the corrected information) within 30 days after Company gives Franchisee written notice.

(d) Following are Events of Default that are irreversible and cannot be cured; Franchisee will have no opportunity to cure these Events of Default.

(1) Franchisee or any other person bound under Section 22 breaches the non-competition covenant, confidentiality agreement or the covenants concerning use of the System, the Operations Manual or the Dick’s Wings System, Company may terminate this Agreement immediately, effective without notice to Franchisee under this subsection.

(2) Franchisee improperly sells the Restaurant's assets, transfers possession of its premises or abandons the Restaurant. (Franchisee will be conclusively presumed to have abandoned the Restaurant if Franchisee fails to open it for retail trade during normal business hours on more than three consecutive days or on more than four of any 10 consecutive days, in either case excluding periods the Restaurant is undergoing major renovations or remodeling in accordance with a schedule Franchisee has worked out with Company.)  Company may terminate this Agreement immediately, effective without notice to Franchisee under this subsection.

(3) Franchisee or any other person bound under Section 22, tampers with or disables the Restaurant's Information Systems or Company's ability to access them, or refuses to permit Company to conduct a QSC inspection, an audit, a financial records inspection or to electronically poll the Restaurant's information Systems.  Company may terminate this Agreement immediately, effective without notice to Franchisee under this subsection

(4) Franchisee intentionally revokes the direct debit authorization agreement, or closes the account to which the authorization agreement applies without first having established another royalty payment account and having signed and delivered to Company a new Authorization Agreement for Preauthorized Payments on a form acceptable to Company and its bank.  Company may terminate this Agreement immediately, effective without notice to Franchisee under this subsection

(5) Company decides not to exercise the additional option provided Section 12 with respect to the sale of the franchise by a deceased Franchisee's heirs.  Company may terminate this Agreement immediately, effective with notice to Franchisee under this subsection.

Effective: January 1, 2009

(6) Franchisee and/or any person bound under Section 22 commits or allows to occur three or more Events of Default in any 12-month period, whether or not the Events of Default are related types of default and whether or not they are cured.  Company may terminate this Agreement immediately, effective with notice to Franchisee under this subsection.

(7) Franchisee or any guarantor of Franchisee's monetary obligations to Company becomes insolvent, admits in writing the inability to pay the monetary obligations of Franchisee or the guarantor as they mature, is adjudicated a bankrupt, voluntarily files a petition for liquidation or reorganization under any provision of the United States Bankruptcy Code, makes an assignment for the benefit of creditors or takes any other action pursuant to any federal or state insolvency statute.  Company may terminate this Agreement immediately without notice to Franchisee under this subsection.

(8) A receiver or trustee is appointed for all or a substantial part of Franchisee's assets, or a judgment for an amount in excess of $5,000 is entered against Franchisee that Franchisee does not pay or cannot stay within 30 days after the judgment is entered.  Company may terminate this Agreement immediately, effective without notice to Franchisee under this subsection.

(9) Franchisee is convicted of a felony, a crime involving moral turpitude, or any other crime or offense that Company believes is reasonably likely to have an adverse effect of the System, the Proprietary Marks, the goodwill associated therewith, or Company’s interest therein.  Company may terminate this Agreement immediately, effective without notice to Franchisee under this subsection.

(10) Franchisee falsifies any report required to be furnished to Company or has a discrepancy in Gross Revenues as reported to Company of 7% or more.  Company may terminate this Agreement immediately, effective with notice to Franchisee under this subsection

(11) Franchisee engages in material dishonesty or fraudulent misrepresentation in the procurement or operation of the Restaurant.  Company may terminate this Agreement immediately, effective with notice to Franchisee under this subsection

(12) Franchisee commits acts which may or do constitute a serious endangerment of Public Health or Safety.  Company may terminate this Agreement immediately, effective without notice to Franchisee under this subsection.

16.        Termination; Other Remedies.

(a) If Franchisee commits or allows an Event of Default to occur and does not cure it before the related remedial period, if any, expires, Company has the right to terminate the franchise and Franchisee's rights under this Agreement or compel Franchisee to sell the Restaurant in accordance with Section 16(d). Upon termination or expiration of the franchise, Franchisee’s right and privilege to use the Marks, the Copyrighted Materials, the Trade Secrets and all components of the Operations Manual shall absolutely and unconditionally cease. Franchisee shall immediately:

(1) discontinue use of the Marks, the Copyrighted Materials, the System and the Trade
Secrets;

(2) return to Company the entire Operations Manual and any other printed, graphic or audio-visual item designated by Company as containing Trade Secrets;

(3) remove from the Restaurant's premises all interior and exterior Dick’s Wings signs and other uses of the Marks; and

(4) alter the Restaurant's interior to remove all Trade Dress items and otherwise eliminate the distinctive features of the Restaurant concept.

Effective: January 1, 2009

(b) Upon the franchise's termination or expiration, Company may immediately file with Franchisee's local telephone company all Assignments of Telephone Number(s) that Franchisee provided Company, and may instruct the telephone company to transfer use and control of the Restaurant's telephone number(s) to Company or its designee. Franchisee irrevocably constitutes and appoints Company and its designees as Franchisee's agent and attorney in fact to affect the transfer of the Restaurant's telephone number(s), including authority to execute and deliver on Franchisee's behalf any Transfer of Service Agreement the telephone company requires, and to revoke any call-forwarding or similar instructions Franchisee has given the telephone company. Company shall have no liability to Franchisee on account of or arising from any action it authorizes or takes to affect the transfer of the Restaurant's telephone number(s) in accordance with this Section 16(b). In addition, Company shall be entitled to injunctive or similar relief, without bond, against Franchisee and any other person bound under Section 22 to enforce compliance with these requirements.

(c) If Franchisee does not comply with the requirements of Section 16(a) within seven days after the franchise's termination or expiration, Company may, at Franchisee's expense, enter the Restaurant's premises and effect Franchisee's compliance with all of that Section's requirements, including removal and storage of Franchisee's signs, and alteration or removal and storage of Trade Dress items. Franchisee irrevocably constitutes and appoints Company and its designees as Franchisee's agent and attorney-in-fact to effect compliance with Section 16(a)'s requirements, and Company shall have no liability to Franchisee, in trespass or otherwise, on account of or arising from any action it authorizes or takes to effect Franchisee's compliance. In addition, Company shall be entitled to injunctive or similar relief, without bond, against Franchisee and any other person bound under Section 22 to enforce compliance with these requirements.

(d) In lieu of immediately terminating the franchise in accordance with Section 16(a), Company may order Franchisee to sell the Restaurant and transfer Franchisee's rights under this Agreement to a purchaser designated by or acceptable to Company. After Company orders Franchisee to sell the Restaurant, Franchisee shall have no further right or opportunity to remedy a default or to reinstate Franchisee's right to continue operating the Restaurant. Except for Company's right to approve a proposed purchaser's financial and business qualifications and to ensure that all royalties, marketing fees and other amounts due Company are paid at the closing of the sale, Franchisee shall be entitled to establish and negotiate the terms of sale. If Franchisee does not negotiate definitive terms of sale with a qualified purchaser, either designated by Company or located by Franchisee and approved by Company, within 90 days after Franchisee receives Company's demand to sell, or does not consummate the sale within 45 days after negotiations are completed, Company may terminate the franchise under Section 16(a) without further notice.

(e)  In addition to the preceding rights and remedies, Company may notify each distributor of Dick’s Wings brand products and merchandise that Franchisee is no longer authorized to purchase these items or any paper goods imprinted with any of the Marks, and that sales of such merchandise to Franchisee must therefore be discontinued until further notice from Company.

(f)  In addition to the preceding rights and remedies, Company may recover all royalties, marketing fees, General Marketing Fund contributions and trade obligations due Company, plus interest under Section 13, with or without terminating the franchise. If any such obligation is referred to an attorney for collection or is collected in whole or in part through a judicial proceeding, Franchisee agrees to pay Company's reasonable attorneys' fees and costs of collection, plus a reasonable charge for the staff and administrative time Company expends to enforce its claims.

(g) In addition to the preceding rights and remedies, Company may cancel Franchisee's account on the Dick’s Wings Intranet network and deny Franchisee further access to communication via the Intranet, with or without terminating the franchise.

(h) In addition to the preceding rights and remedies, Company may obtain injunctive relief, without bond, against Franchisee and/or any other person bound under Section 22 restraining the unauthorized or volatile use of any Mark, item of Copyrighted Materials or Trade Secret, with or without terminating the franchise.

(i) In addition to the preceding rights and remedies, Company may recover damages from Franchisee and any other person bound under Section 22 for the unauthorized use of any Mark and/or Trade Secret or the unauthorized use, copying or distribution of any item of Copyrighted Materials, and for any loss of customer or future Franchisee goodwill in the Restaurant's Trade Area.

Effective: January 1, 2009

(h) In addition to the preceding rights and remedies, Company shall have an option (but no obligation) to purchase all or any part of the Restaurant's signs, equipment, fixtures and useable inventory from Franchisee for 60 days after the franchise expires or is terminated. The purchase price for signs and equipment will equal their net book value (cost, less depreciation) or fair market value, whichever is lower; the purchase price for useable inventory will equal its invoiced cost to Franchisee. The purchase price will be payable in cash (except that Company may assume any note or lease covering signs, equipment or fixtures). Franchisee agrees to provide Company the information necessary to establish the purchase price, to sign and deliver to Company a bill of sale or an assignment of lease, and otherwise to cooperate with Company in its taking title to and delivery of the items Company purchases. If Franchisee fails or refuses to comply with its obligations under this Section during the option period, Company's option will be extended until 15 days after Franchisee complies.

NOTE:    Termination of the franchise shall ordinarily become effective upon Company’s delivery of written notice of termination to Franchisee. However; if (1) an Event of Default occurs, and (2) before Company delivers notice of default and/or notice of termination, a voluntary or involuntary petition is filed under any chapter of the United States Bankruptcy Code by, on behalf of; or against Franchisee, and (3) the Event of Default remains unremedied at the time the bankruptcy or reorganization petition is filed, no notice of default or termination shall be required. Instead, if Franchisee files a voluntary petition for liquidation or reorganization under the United States Bankruptcy Code, termination shall automatically become effective the instant a petition is signed by or on behalf of Franchisee. If an involuntary petition is filed, termination shall automatically become effective the instant the petition is submitted to the clerk of the Bankruptcy Court for filing.

17.        Liquidated Damages.

(a) If after: (1) the expiration of the franchise, or (2) the termination of the franchise by Company, Franchisee continues to use any of the Marks or element of the System in connection with the continued operation of the Restaurant or otherwise, then, in addition to any other remedies available to Company at law or in equity, Company shall be entitled to collect from Franchisee, and Franchisee agrees to pay a weekly royalty for such use of the Marks and/or the System equal to 150% of the royalties that Franchisee would otherwise have been obligated to pay pursuant to this agreement. Franchisee shall pay to Company in addition to any amounts found to be due and owing, all expenses incurred by Company as a result of any such default, including reasonable attorneys' fees.  Such termination, however, shall not affect the obligation of Franchisee hereunder to take action or abstain from taking action after the termination hereof.

(b) If Franchisee unilaterally repudiates and surrenders the franchise before the expiration of its term and, within 24 months after the date of termination, directly or indirectly commences operation of a quick service food business that serves chicken-wings, chicken and hamburgers as primary menu items, then, in addition to any other remedies available to Company at law or in equity, Company shall be entitled to receive throughout the entire remaining term of the franchise, and Franchisee agrees to pay, a weekly fee equal to 10% of the competing operation's revenues, measured in accordance with the definition of Gross Revenues. Franchisee shall pay to Company in addition to any amounts found to be due and owing, all expenses incurred by Company as a result of any such default, including reasonable attorneys' fees.  Such termination, however, shall not affect the obligation of Franchisee hereunder to take action or abstain from taking action after the termination hereof.

(c) If Franchisee directly or indirectly opens or participates in the ownership or operation of a business in violation of the covenant not to compete, then, in addition to any other remedies available to Company at law or in equity, Company shall be entitled to receive throughout the term of the covenant, and Franchisee agrees to pay, a weekly fee equal to 10% of the competing operation's revenues, measured in accordance with the definition of Gross Revenues.. Franchisee shall pay to Company in addition to any amounts found to be due and owing, all expenses incurred by Company as a result of any such default, including reasonable attorneys' fees.  Such termination, however, shall not affect the obligation of Franchisee hereunder to take action or abstain from taking action after the termination hereof.

(d) If Franchisee disposes of the Restaurant's operating assets or premises in violation of Section 7 and the purchaser refuses to sign a Franchise Agreement for the continued operation of the Restaurant as a Dick’s Wings Restaurant, then, in addition to any other remedies available to Company at law or in equity, Company shall be entitled to receive, and Franchisee agrees to pay, a sum equal to the royalties Company would otherwise have received during the remaining term of the franchise, discounted to present value. In calculating the royalties Company would otherwise have received, Franchisee will be deemed to have earned annual Gross Revenues for the balance of the franchise term equal to average of the Restaurant's Gross Revenues for the 24 months (or actual average, if the Restaurant is open less than 24 months) preceding the date on which the volatile disposition occurs.  Franchisee shall pay to Company in addition to any amounts found to be due and owing, all expenses incurred by Company as a result of any such default, including reasonable attorneys' fees.  Such termination, however, shall not affect the obligation of Franchisee hereunder to take action or abstain from taking action after the termination hereof.

Effective: January 1, 2009

(e) If Franchisee’s Restaurant closes as a Dick’s Wings for any reason, without the written consent of Company, Franchisee shall promptly pay all sums owing to Company and its subsidiaries and affiliates.  Franchisee shall pay damages for the right to receive the royalty fees for each year or portion thereof remaining in the original term of this agreement, together with any other damages suffered by Company as a result of such default, and Franchisee shall have no further claim hereunder.  The damages for royalties due during the remainder of the original term of this agreement shall be calculated by averaging the last 24 months (or actual average, if the Restaurant is open less than 24 months) of all fees paid by Franchisee times the number of years remaining in the term, as calculated from the effective date of this agreement, and discounted to present value.  Franchisee shall pay to Company in addition to any amounts found to be due and owing, all expenses incurred by Company as a result of any such default, including reasonable attorneys' fees.  Such termination, however, shall not affect the obligation of Franchisee hereunder to take action or abstain from taking action after the termination hereof.

18.        Covenants Against Competition.

(a) In consideration of Company's providing operations and management training to Franchisee and disclosing to Franchisee the System and other Trade Secrets, Franchisee covenants and agrees that, during the term of the franchise and for three years after its expiration or termination, Franchisee will not own or operate, directly or indirectly, or accept employment by or hold an interest in any full service food business that serves chicken-wings, chicken, hamburgers and/or other similar products of the Company as a menu item, except as a franchisee of Company.

(b)  During the term of the franchise, Franchisee's covenant not to compete will apply universally; for the three-year period after the franchise expires or is terminated, Franchisee's covenant will apply a three mile radius around which the Restaurant is located and a three mile radius around which any Company-owned or franchised Restaurant (including both Dick’s Wings Express and Dick’s Wings & Grille) is then operating or under development. For purposes of calculating the duration of the three-year period, any time during which Franchisee is in violation or breach of the covenant shall be excluded.

(c) Franchisee acknowledges that Franchisee's covenant not to compete is reasonable and necessary to protect the business and goodwill of the Dick’s Wings franchise system and to avoid misappropriation or other unauthorized use of the System and Company's other Trade Secrets.

(d)  Franchisee acknowledges and confirms that Franchisee possesses the education, experience necessary to earn a reasonable livelihood apart from operating a business that serves chicken-wings, chicken, hamburgers and/or other similar products of Company’s as its principal product.

19.        Partial Invalidity.

The provisions of this Agreement are severable, and if any provision is held illegal, invalid or unenforceable, the holding shall not affect the legality, validity or enforceability of any other provision. Any illegal, invalid or unenforceable provision shall be reformed to the minimum extent necessary to render it legal, valid and enforceable and, as so reformed, shall continue in full force and effect.

20.        Notices.

All notices or demands required or permitted under this Agreement shall be in writing and shall be deemed delivered when deposited with the United States Postal Service, first class postage prepaid, certified or registered mail, return receipt requested, addressed, if to Company, to:

President
American Restaurant Concepts
14476 Duval Place West
Suite 103
Jacksonville, FL  32218

Effective: January 1, 2009

and if to Franchisee, to

Either party may at any time change the address to which notices are to be sent by giving the other at least 10 days' prior notice.

21.        Status of Parties.

This Agreement is not intended to create, and shall not be interpreted or construed as creating a partnership, joint venture, agency, employment, personal services or similar relationship between Company and Franchisee, and no representation to the contrary shall be binding upon Company.

22.        Binding Effect.

This Agreement shall be binding upon and inure to the benefit of Company and Franchisee and their respective successors, assigns, executors, heirs and personal representatives. If Franchisee is, or subsequently transfers the franchise to, a corporation, partnership or limited liability company, each holder of 15% or more of Franchisee's capital stock or units of beneficial ownership, and each general partner of Franchisee shall also be personally and individually bound by the provisions of Sections 7, 11,12, 18 and 23 of this Agreement.

23.        Law Governing; Dispute Resolution.

(a) Law and Venue. Except as otherwise stipulated, or unless expressly prohibited by the franchising statutes of the state in which the Restaurant is located, this agreement shall for all purposes be governed by and interpreted and enforced in accordance with the laws of the state of Florida, except that its choice of law and conflict of law rules shall not apply.  The parties agree that any action brought by either party against the other in any court, whether federal or state, must be instituted and prosecuted in either the state or federal courts located in Duval County, Florida and do hereby waive all objections to personal jurisdiction or venue for the purpose of carrying out this provision.

(b) Arbitration. Any controversy or dispute arising out of, or relating to the Franchise or the Franchise Agreement, whether in contract or in tort, including, but not limited to, any claim by Franchisee, or any person in privity with or claiming through, on behalf of or in the right of Franchisee, concerning the entry into, performance under or termination of, the Franchise Agreement or any other agreement entered into by Company, or its subsidiaries or affiliates, and Franchisee, any claim against a past or present employee, officer, director or agent of Company; any claim of breach of the Franchise Agreement; and any claims arising under state or federal laws, shall be submitted to arbitration, upon petition, for final and binding arbitration and as the sole and exclusive remedy for any such controversy or dispute.  The parties further agree that upon petition for and submission to arbitration, the following must apply: 1.The arbitration shall be held in Duval County, Florida; 2.The Federal Rules of Civil Procedures and the Federal Rules of Evidence shall be strictly applied by the arbitrators, and the arbitrators shall be bound by existing Florida statutory and case law; 3. Unless such a limitation is prohibited by applicable law, the arbitrators shall have no authority to award punitive, exemplary, special, incidental or indirect damages; and 4.The award or decision by the arbitrator shall be final and binding on the parties, except that either party may within thirty (30) days of such award or decision appeal the same to any court having subject matter jurisdiction in the state where the arbitration took place, utilizing the standard of review that would be utilized by an appellate court in reviewing a similar award or decision issued in a trial court;  5. Each party shall have the right to seek from an appropriate court equitable remedies including, but not limited to, temporary restraining orders or preliminary injunctions before, during or after arbitration.  Neither party need await the outcome of the arbitration before seeking equitable remedies. Seeking of such remedies shall not be deemed to be a waiver of either party's right to compel arbitration; 6. No arbitration under the Franchise Agreement shall include, by consolidation, joinder or in any other manner, any person other than the Franchisee and Company and any person in privity with or claiming through, in the right of or on behalf of Franchisee or Company, unless both parties consent in writing.

Effective: January 1, 2009

(c) Disputes Not Subject To Arbitration. Notwithstanding the above, nothing in this provision shall limit Company’s right to seek relief in a court of law relating to or regarding the use or validity of the Trademarks, trademark infringement, restrictive covenants and disclosure of confidential information. The parties specifically agree that Company shall be entitled to seek injunctive relief, without bond, in these matters. The parties further agree each party hereby irrevocably waives any right it may have to a trial by jury.  Any party may file an original counterpart or a copy of the Franchise Agreement with any court as written evidence of consent of the parties hereto of the waiver of their right to trial by jury.  Neither party has made or relied upon any oral representations to or by the other party regarding the enforceability of the provision.  Each party has read and understands the effect of this jury waiver provision. Company shall not be obligated to arbitrate any claim arising from Franchisee's alleged infringement of the Marks or the Copyrighted Materials, or other alleged misappropriation of Company's intellectual property. The parties agree that any action based on infringement of any of the Marks or Copyrighted Materials, or misappropriation of Company's other intellectual property shall be governed by and interpreted and enforced in accordance with the United States Trademark (Lanham) Act or the United States Copyright Act (whichever applies to the particular action), and shall be litigated in any federal District Court sitting in Duval County, Florida. The parties further agree to submit to the jurisdiction and venue of any such federal District Court and that service of process by certified mail, return receipt requested, shall be sufficient to confer in personam jurisdiction over them in connection with any intellectual property litigation.

24.        Condition Precedent.

If Franchisee is a corporation, partnership or limited liability company, this Agreement will not be binding on Company and no franchise will be granted unless and until each holder of 15% or more of Franchisee's capita stocker units of beneficial ownership, or each general partner of Franchisee executes and delivers a Guaranty and Acknowledgment in the form appended to this Agreement.

25.        Miscellaneous.

(a) The term "Franchisee" includes the plural as well as the singular, the masculine and feminine genders and corporations, partnerships, limited liability companies and other business entities, as well as individuals.

(b) Except as provided otherwise, this Agreement may not be amended, modified or rescinded, or any performance requirement waived, except by a written document signed by Company and Franchisee. The parties expressly agree that this Agreement may not be amended or modified, or any performance standard changed, by course of dealing or inference from a party's conduct. This provision does not apply to changes in the Operations Manual, which Company may modify unilaterally.

26.        Acknowledgments.

(A) FRANCHISEE ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, TOGETHER WITH ANY DULY EXECUTED AMENDMENT OR ADDENDUM ATTACHED TO THIS AGREEMENT, CONTAINS THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO FRANCHISEE'S FRANCHISE FOR THE RESTAURANT, AND THAT IT SUPERSEDES ANY PRIOR OR CONTEMPORANEOUS AGREEMENTS BETWEEN THE PARTIES, WRITTEN OR ORAL, WITH RESPECT TO THE FRANCHISE FOR THE RESTAURANT.

(B) FRANCHISEE CONFIRMS AND ACKNOWLEDGES THAT NO WRITTEN OR ORAL AGREEMENTS, PROMISES, COMMITMENTS, UNDERTAKINGS OR UNDERSTANDINGS WERE MADE TO OR WITH FRANCHISEE THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND ANY DULY EXECUTED AMENDMENT OR ADDENDUM ATTACHED TO THIS AGREEMENT.

(C) FRANCHISEE CONFIRMS AND ACKNOWLEDGES THAT NO PERSON REPRESENTING COMPANY MADE ANY ORAL, WRITTEN OR VISUAL CLAIM, PRESENTATION OR REPRESENTATION TO FRANCHISEE THAT STATED OR SUGGESTED THAT FRANCHISEE'S RESTAURANTMIGHT ATTAIN ANY ACTUAL, PROJECTED OR FORECASTED LEVEL OF SALES, INCOME OR PROFITS.

(D) FRANCHISEE CONFIRMS AND ACKNOWLEDGES THAT NO REPRESENTATION, WARRANTY, GUARANTY OR PROMISE OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE FRANCHISE DISCLOSURE DOCUMENT COMPANY DELIVERED TO FRANCHISEE WAS MADE BY COMPANY OR ANY OTHER PERSON TO INDUCE FRANCHISEE TO SIGN THIS AGREEMENT. FRANCHISEE RECOGNIZES THAT NEITHER COMPANY NOR ANY OTHER PARTY CAN GUARANTEE FRANCHISEE'S BUSINESS SUCCESS OR STATE THE EXACT COSTS OF OPENING AND OPERATING A RESTAURANT, AND THAT SUCH SUCCESS AND COSTS WILL DEPEND PRIMARILY UPON FRANCHISEE'S OWN EFFORTS AND BUSINESS ABILITY. FRANCHISEE ALSO RECOGNIZES THAT ANY NEW BUSINESS VENTURE IS SPECULATIVE.

Effective: January 1, 2009

(E) FRANCHISEE ACKNOWLEDGES THAT NO DOCUMENT SECTION 25(B) REQUIRES WILL BE BINDING ON COMPANY UNLESS ITS PRESIDENT SIGNS IT ON COMPANY’S BEHALF.

(F) FRANCHISEE ACKNOWLEDGES THAT IT HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF THE RESTAURANT, AND RECOGNIZES THAT THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT INVOLVES BUSINESS RISKS AND THAT ITS SUCCESS WILL BE LARGELY DEPENDENT UPON THE ABILITY OF THE FRANCHISEE AS AN INDEPENDENT BUSINESSPERSON.   COMPANY EXPRESSLY DISCLAIMS THE MAKING OF, AND FRANCHISEE ACKNOWLEDGES THAT IT HAS NOT RECEIVED, ANY WARRANTY OR GUARANTEE, EXPRESS OR IMPLIED, AS TO THE POTENTIAL VOLUME, PROFITS, OR SUCCESS OF THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT.

(G) FRANCHISEE ACKNOWLEDGES THAT IT HAS READ AND UNDERSTOOD THIS AGREEMENT, THE ATTACHMENTS HERETO, AND AGREEMENTS RELATING THERETO, IF ANY, AND THAT COMPANY HAS ACCORDED FRANCHISEE AMPLE TIME AND OPPORTUNITY TO CONSULT WITH ATTORNEYS OF FRANCHISEE'S OWN CHOOSING ABOUT THE POTENTIAL BENEFITS AND RISKS OF ENTERING INTO THIS AGREEMENT.

(H) FRANCHISEE ACKNOWLEDGES THAT IT RECEIVED THE DISCLOSURE DOCUMENT REQUIRED BY THE TRADE REGULATION RULE OF THE FEDERAL TRADE COMMISSION ENTITLED "DISCLOSURE REQUIREMENTS AND PROHIBITIONS CONCERNING LICENSING AND BUSINESS OPPORTUNITY VENTURES" AT LEAST TEN (10) BUSINESS DAYS PRIOR TO THE DATE ON WHICH THIS AGREEMENT WAS EXECUTED.

27.        Limitation Of Damages; Attorney Fees

(a) Limitation of Damages.  It is understood and agreed that Company’s liability, whether in contract or in tort, under any warranty, in negligence, or otherwise, shall not exceed actual out-of-pocket damages of Franchisee.  Franchisee hereby waives, to the fullest extent permitted by law, any right to or claim to any punitive, exemplary, incidental, indirect, special or consequential damages (including, without limitation, loss of profits) against Company arising out of any cause whatsoever (whether such cause be based in contract, negligence, strict liability, other tort or otherwise) and agrees that in the event of a dispute, Franchisee shall be limited to the recovery of any actual damages sustained by Franchisee in the form of actual money paid by Franchisee to Company. If any other term of this agreement is found or determined to be unconscionable or unenforceable for any reason, the foregoing provisions shall continue in full force and effect, including, without limitation, the waiver of any right to or claim to any consequential and punitive damages.

(b) Attorney Fees.   Should Franchisee institute an action of any kind whatsoever against Company whether a court proceeding, arbitration claim or mediation, that in any way arises out of this agreement, any breach thereof, or, any tort or negligence claim stemming from the Company/Franchisee relationship, then Company shall recover from Franchisee all its costs, expenses and reasonable attorney’s fees incurred in defending said action should Company prevail.  Should Company institute an action, whether a court proceeding, arbitration claim or mediation, that in any way arises out of this agreement or any alleged breach thereof, Company shall recover from Franchisee its costs, expenses and reasonable attorney's fees incurred in prosecuting said action.  Furthermore, Company is entitled to recover all costs, expenses and reasonable attorney fees incurred in enforcing this contract, including all costs, expenses and reasonable attorney fees in obtaining equitable remedies as well as legal remedies.

28.        Advise Of Counsel

Each party acknowledges that it has been advised by its own counsel, or has had the opportunity to consult with an attorney, with respect to the transaction governed by this agreement, and specifically with respect to the terms of Section 27, which concerns the limitation of damages and with respect to the terms of Section 23, which concerns the waiver of each party's right to trial by jury.

Effective: January 1, 2009

IN WITNESS, WHEREOF, the parties hereto have duly executed, sealed, and delivered this Agreement on the day and year first written above.

American Restaurant Concepts, Inc.	Franchisee:

By: Michael Rosenberger
Its: President	Print:

Effective: January 1, 2009